Severance Agreement and RELEASE

This Severance Agreement and Release (“Release”) is made and entered into by and between Kenneth I. Moch (hereinafter “Employee”), and Chimerix, Inc., a Delaware corporation (hereinafter the “Company”).

WHEREAS, Employee’s employment with the Company has terminated; and

WHEREAS, the parties desire to settle fully, finally, and on a confidential basis all matters between them, including but not limited to the employment and end of Employee’s employment, without any admission of liability;

NOW, THEREFORE, in consideration of the premises and mutual promises contained in this Release, and other valuable consideration to which Employee is not otherwise entitled, the receipt and sufficiency of which are hereby acknowledged, it is agreed by the parties as follows:

1. Separation from Employment. Employee agrees that his employment and services with the Company ended on April 9, 2014 (the “Separation Date”). Employee will be paid accrued but unused vacation on the Company’s next regular payroll date after the Separation Date. Except as provided herein, all benefits cease as of the Separation Date.

2. Consideration. As a material inducement to and in consideration for Employee entering into this Release, and subject to the terms and conditions of this Release, the Severance Plan and the Participation Agreement (as defined below), Company agrees to provide the Employee with the severance benefits set forth under the Chimerix, Inc. Officer Severance Benefit Plan, as amended December 6, 2013 (the “Severance Plan”) and the Participation Agreement under the Severance Plan provided to Employee (the “Participation Agreement”), which are payable upon a Regular Termination (as defined in the Severance Plan) and described in Section 2(a) of the Participation Agreement. Such severance benefits shall be subject to the terms and provisions (including the time and form of and conditions required for full payment) of the Participation Agreement and the Severance Plan. For clarity, these benefits are as follows:

a. The Company shall pay Employee the gross sum of Five Hundred Eighty Five Thousand, Six Hundred Twenty Five Dollars ($585,625.00), representing fifteen (15) months of Employee’s base salary as of the Separation Date, as set forth in Section 2(a)(1) of the Participation Agreement, which shall be payable in accordance with the Company’s normal payroll schedule over the fifteen (15) month period following the Separation Date, subject to the six-(6) month delay described in Section 11 below to avoid adverse tax consequences to Employee in accordance with Section 5 of the Severance Plan and the Participation Agreement.

b. Provided Employee is eligible for, and timely elects, COBRA continuation coverage, the Company will pay the full amount of COBRA premiums as set forth in Section 2(a)(3) of the Participation Agreement, for a period of up to fifteen (15) total months, subject to the terms of the Participation Agreement and the Severance Plan.

c. Employee shall become vested (to the extent not already vested) in the stock options and equity compensation awards shown on Exhibit A, pursuant to the terms of Section 2(a)(2) of the Participation Agreement. Following the Separation Date, Employee shall cease to vest in any further stock options and equity compensation awards and all stock options and equity awards (whether vested or unvested) will terminate pursuant to their terms. Notwithstanding the foregoing, effective immediately prior to the Separation Date, the post-termination exercise period during which Employee may exercise Employee’s vested stock options following the Separation Date (which, under the terms of such options, is three months following the Separation Date) shall be extended to December 31, 2014, provided that Employee’s rights to exercise Employee’s vested options may terminate prior to such date, in accordance with Employee’s violation of Employee’s obligations under this Release. Employee understands and agrees that the amendment of Employee’s stock options to extend the post-termination exercise period will disqualify, as of the date of this Release, any options that were previously considered “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). By executing this Release, Employee consents to this amendment and that Employee has consulted with his tax advisors regarding these tax implications or has knowingly and voluntarily declined to do so. Except to the extent provided in this Section 2(c), the Employee’s options will continue to be subject to the terms and conditions of the equity plans and stock option grant notices and agreements under which they were granted.

d. The Company will pay Employee’s attorneys for reasonable attorneys’ fees incurred in connection with their representation of Employee in the review of this Release, up to a maximum of $7,500, upon the Company’s receipt by May 15, 2014 of a written invoice detailing the work performed.

e. The Company will use commercially reasonable efforts to maintain an email message responding to Employee’s former Chimerix email address which states that Employee is no longer with the Company and provides a contact number to reach him, for a period of one year from the Separation Date.

f. Employee acknowledges that he is not eligible for the severance benefits described in this Section 2 in the absence of his execution of the Participation Agreement and his execution and non-revocation of this Release.

3. Rights Reserved. By executing this Release, Employee does not waive:

a. Claims or rights Employee may have with respect to vested benefits Employee has accrued under the Chimerix, Inc. 401(k) Profit Sharing Plan & Trust;

b. Claims or rights Employee may have with respect to the stock options and equity compensation awards listed on Exhibit A;

c. Claims or rights Employee may have which arise after the date Employee signs this Release, including those under the Age Discrimination in Employment Act;

d. COBRA rights Employee may have under any group health plan pursuant to Code Section 4980B;

e. Rights Employee may have under the provisions of this Release; and

f. Claims for indemnification under the Company’s bylaws, other corporate governance documents or the Indemnification Agreement between the parties dated 10/20/2009.

4. No Other Entitlements. Except for the compensation, monies and benefits expressly set forth in Section 2 and the rights reserved under Section 3, Employee acknowledges that he is not entitled to any other compensation, monies or benefits from the Company, including but not limited to compensation for vacation or other time off, bonuses, commissions, expense reimbursements, or other forms of compensation or benefits, repayments of debts, or reimbursements of expenses, except for those reimbursements for business expenses incurred on or prior to the Separation Date in the ordinary course of business.

5. General Release.

a. By signing this Release, in consideration for the sums of money and benefits Employee is eligible to receive under this Release, Employee, on behalf of himself and his heirs, representatives, administrators, executors, successors and assigns, hereby irrevocably and unconditionally releases, acquits, and forever discharges to the fullest extent permitted by law, the Company and each of its present and former divisions, parent companies, subsidiaries, affiliates, predecessors, successors and assigns, and together with all present and former benefit plans or policies, plan administrators, agents, directors, officers, employees, owners, representatives and attorneys of all such entities or persons and all persons acting by, through, under or in concert with any of them (collectively referred to as the “Released Parties”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs), of any nature whatsoever, known or unknown, which Employee now has, has had, or may hereafter claim to have had against each or any of the Released Parties resulting from or arising out of any matter, act, omission, cause or event whatever that has previously occurred; except that Employee does not waive or release rights reserved under Section 3 of this Release or rights or claims that cannot be lawfully waived. Employee understands that by signing this Release and accepting the sums of money and benefits described in this Release, Employee is waiving any right to pursue any claim against any of the Released Parties for payments or benefits of any kind(other than those expressly reserved in this Release), as well as claims for back pay, severance pay, liquidated damages, compensatory damages, punitive damages, or any other losses or other damages to Employee or Employee’s property resulting from any claimed violation of local, state or federal law, including, for example (but not limited to), claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Sarbanes-Oxley Act of 2002, the Retaliatory Employment Discrimination Act, the Employee Retirement Income Security Act of 1974, The Family Medical Leave Act, the Fair Labor Standards Act, the North Carolina Wage and Hour Act, the North Carolina Retaliatory Employment Discrimination Act, the Genetic Information Nondiscrimination Act, the North Carolina Equal Employment Practices Act, the North Carolina Persons with Disabilities Protection Act, all as amended, and claims under any other federal, state or local law pertaining to Employee’s employment or the ending of his employment.

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b. This Release does not waive or interfere with any rights Employee may have to file a charge of discrimination with a federal or state administrative agency, provided, however, that Employee acknowledges and agrees that he is not entitled to any personal recovery in any such agency proceeding.

c. Employee acknowledges that this Release applies both to known and unknown claims that may exist between Employee and the Released Parties as of the date he signs this Release. Employee expressly waives and relinquishes all rights and benefits which Employee may have under any state or federal statute or common law principle that would otherwise limit the effect of this Release to claims known or suspected prior to the date Employee signs this Release, and does so understanding and acknowledging the significance and consequences of such specific waiver. Employee acknowledges that the benefits provided by the Company under Section 2 of this Release are discretionary in nature and not required of the Company in the absence of this Release and Employee’s release of claims herein, and constitute adequate consideration for the release.

d. Employee represents that, as of the date of execution of this Release, he has not filed with any agency or court any complaint or lawsuit against any of the Released Parties (as defined in Section 5 of this Release), and to the best of his knowledge, has no claim, cause of action or rights of actions against the Company arising out of or in any way connected with his employment with the Company.

e. Employee agrees that he will not seek or apply for re-employment with any of the Released Parties and Employee waives any right to re-employment or reinstatement with the Company or any other Released Party. Employee acknowledges that it is the general policy of the Company and its subsidiaries not to re-employ individuals with whom it has entered into separation agreements of this nature.

6. No Admission of Liability or Wrongdoing. This Release will not be used or construed by any person or entity as an admission of liability or finding that Employee’s rights were in any way violated by any of the Released Parties, and this Release may not be offered or received in evidence in any action or proceeding as an admission of liability or wrongdoing on the part of the Company or any other Released Party. Employee understands and agrees that the consideration received herein is accepted by him as full and complete settlement and compromise of any and all claims, asserted or unasserted, and the payment of such consideration is not an admission of liability by the Company.

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7. No Knowledge of Wrongdoing Except as Reported. Employee represents and promises that he has no knowledge of any violation of federal or state laws or regulations except those, if any, which he has previously reported to the Company’s Corporate Counsel.

8. Post-Employment Obligations. All payments and benefits to Employee under Section 2 of this Release shall be subject to Employee’s compliance with the following provisions following the Separation Date:

a. Assistance in Litigation. Employee shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it is, or may become, a party, and which arises out of facts and circumstances known to Employee. The Company shall promptly reimburse Employee for his out-of-pocket expenses incurred in connection with the fulfillment of his obligations under this Section, provided that such expenses are incurred by Employee during his lifetime and reimbursements are made no later than the end of the calendar year following the calendar year in which the expense was incurred. The expenses eligible for reimbursement under this paragraph shall not affect any expenses eligible for reimbursement or in-kind benefits to be provided in any other year. If Employee provides litigation assistance at the Company’s request after April 8, 2014, then the Company shall compensate Employee for the time spent in providing assistance at an hourly rate of Three Hundred Dollars ($300) per hour, paid within 30 days following the calendar quarter in which the assistance was provided. Employee’s rights under this paragraph are not subject to liquidation or exchange for any other benefit.

b. Confidential Information. Employee remains bound by the obligations of the Employee Proprietary Information and Inventions Agreement that he executed with the Company on October 19, 2009 (the “PIIA”) including but not limited to Section 1.2 Proprietary Information. In addition, Employee agrees that he will promptly return and deliver to the Company all documents, data and other materials and items in his possession, custody or control, wherever located, that belong to the Company and/or contain or reflect Proprietary Information as defined in the PIAA, including, but not limited to, any and all keys, credit cards, security cards, computer software, disks, data, records, notebooks, correspondence, meeting notes, business plans, customer or supplier lists, files, forms, supplies or other documents or materials, in any form or format and including, but not limited to, any printed versions or copies or other recordings of such documents or materials, that have been provided or furnished to Employee by the Company or its affiliates, or have been obtained or developed or used by Employee during the performance of Employee’s services for the Company, or in connection with Employee’s services or any other activities for the Company, except that Employee will retain the following devices provided by the Company to him: Dell Latitude E4310 laptop, docking station with keyboard and mouse; two monitors, Lenovo laptop, iPad and Iphone 5S, provided that he first allows the Company an opportunity to inspect the computer, iPad and other devices and remove Proprietary Information from them. Employee agrees that prior to responding to any valid subpoena, court order or other legal process which would require disclosure of Confidential Information encompassed by this paragraph, he shall give the Company prior written notice of the subpoena, court order or other legal process in sufficient time to afford the Company a reasonable opportunity to challenge the subpoena, court order or other legal process. Subject to the provisions of Sections 8 and 9 of this Release, Employee may comment publicly, in writing or otherwise, about the ethical dilemma pharmaceutical companies face in response to requests for compassionate use of pharmaceuticals still in development, generally, and the ethical issues the Company faced with Josh Hardy/St. Jude Children’s Hospital’s request for use of brincidoforvir, specifically, so long as any such comment does not include Proprietary Information not already in the public domain prior to the date of Employee’s oral or written comment.

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c. Noncompetition. Employee acknowledges that he remains bound by the Non-Competition and Non-Solicitation provisions of Section 3 of the Participation Agreement as written, except that “Competitive Business” means working with, for or on behalf of a Company developing(in a Phase II or later clinical stage compound) or commercializing an approved compound for the prevention of DNA viral infections.

d Failure to Comply. In the event that Employee shall fail to comply with any provision of this Section 8 or Section 9, and such failure shall continue for ten (10) days following delivery of notice thereof by the Company to Employee, all rights of Employee and any person claiming under or through him to payments and benefits under paragraphs (a) through (c) of Section 2 of this Release shall thereupon terminate and no person shall be entitled thereafter to receive any such payments or benefits. In addition to the foregoing:

(i) The amount, if any, payable to Employee after the Separation Date under Section 2 shall be reduced, but not below zero, by the amount of any remuneration for personal services earned by or payable to Employee by a business that is in competition with the Company within the Territory.

(ii) In the event of a breach or threatened breach by Employee of the provisions of this Section 8, the Company shall have and may exercise any and all other rights and remedies available to the Company at law or otherwise, including but not limited to obtaining an injunction from a court of competent jurisdiction enjoining and restraining Employee from committing such violation, and Employee hereby consents to the issuance of such injunction.

9. Non-Disparagement. Employee agrees not to disparage the Company, including, without limitation, making disparaging comments about the Company or releasing or causing to be released information for the purpose of discrediting the Company. The Company agrees to instruct its officers, Corporate Counsel and directors not to disparage Employee, including, without limitation, making disparaging comments about Employee or releasing or causing to be released information for the purpose of discrediting Employee. This nondisparagement clause does not prevent any party from providing truthful information to an agency with jurisdiction over him or it.

10. Representation. The Company represents and warrants to Employee that no Closing of a Change in Control (each as defined in the Severance Plan) will occur on or before the date which is thirty (30) days following the Separation Date.

11. Section 409A Compliance. To the extent applicable, the parties hereto intend that the severance benefits provided herein (including through the Severance Plan and Participation Agreement) and this Release be exempt from, or if an exemption is not available, comply with Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). The parties hereby agree that this Release shall at all times be construed in a manner to be exempt from, or if an exemption is not available, to comply with, Section 409A. The parties also agree that in no event shall any payment required to be made pursuant to this Release that is considered deferred compensation within the meaning of Section 409A and is not otherwise exempt from the provision thereof be accelerated in violation of Section 409A. The parties further agree that any payment paid in connection with this Release pursuant to the Participation Agreement and Severance Plan will be paid in accordance with the provisions of Section 5 of the Severance Plan.

Accordingly, because the Employee is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then the cash severance payments described in Section 2(a)(i) of this Release above shall be delayed until the earlier of (1) the date that is six (6) months and one (1) day after the Separation Date and (2) the date of the Employee’s death (such applicable date, the “Delayed Initial Payment Date”), and (B) the Company shall (1) pay the Employee a lump sum amount equal to the sum of the severance benefit payments that the Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the benefits had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.

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12. Taxes. The Company does not represent or guarantee that any particular federal or state income, payroll or other tax treatment will result from this Agreement or the compensation or benefits payable pursuant to this Agreement. Executive is solely responsible for the proper tax reporting and timely payment of any income tax or interest for which he is liable as a result of this Agreement and the compensation or benefits payable pursuant to this Agreement.

13. No Attachment. No right to receive payments under this Agreement shall be subject to set off, offset, anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

14. ADEA Acknowledgements. Employee acknowledges the following:

a. Employee has been advised by the Company that this Release affects important rights, and includes a release of any and all claims arising out of any alleged violation of Employee’s rights related to his employment with the Company or any of its predecessors, including, but not limited to, any and all claims Employee may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. Because this Release affects important rights, Employee has been and is hereby advised in writing to consult with an attorney prior to executing this Release;

b. Employee is advised that he has twenty one (21) days to consider this Release and Employee may take as much of that time as he wishes before signing. If Employee decides to accept the benefits offered herein, he must sign this Release and return it to Michael A. Alrutz, Corporate Counsel at Chimerix, Inc., 2505 Meridian Parkway, Suite 340, Durham NC 27713 before 11:59 P.M Eastern time on May 5, 2014. By signing below, Employee acknowledges that he received this Release on April 8, 2014; and

c. Employee is advised that, if he signs this Release, he will have a period of seven (7) days from the date of his acceptance to change his mind and revoke this Release. If Employee decides to revoke this Release, then he should deliver written notice to Michael A. Alrutz, Corporate Counsel at Chimerix, Inc. within such 7-day period. None of the terms and conditions contained herein will be enforceable by the parties hereto until the expiration of this 7-day period, and this Release will not become effective until such 7-day period has passed without Employee’s revocation of it.

15. Miscellaneous This Release shall be binding upon and inure to the benefit of Employee, his assigns, heirs, executors, administrators, representatives, as well as the predecessors, successors, purchasers and assigns of the Company. Employee may not assign any of his rights or delegate any of his duties under this Release. Except as preempted by federal law, this Release shall be governed by and construed in accordance with the laws of the State of North Carolina, without reference to its conflict of law provision. Any number of counterparts of this Release may be signed and delivered, each of which shall be considered an original and all of which, together, shall constitute one and the same instrument.

16. Entire Agreement. This Release, with attachments, the PIIA, the Participation Agreement and the Severance Plan comprise the entire agreement and understanding of the parties with respect to the subject matter, specifically including but not limited to any terms and conditions of employment or the ending of his employment, and there are no agreements or understandings other than those contained herein. Further, this Release is intended to be a binding contract among the parties hereto and shall not be modified, except by writing signed by both Employee and the Company. The provisions of this Release shall be deemed severable, and the invalidity or unenforceability of any provision (or part thereof) of this Release shall in no way affect the validity or enforceability of any other provisions (or remaining part thereof).

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EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL THE PROVISIONS OF THIS RELEASE. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, WHICH IS NOT SET FORTH IN THIS DOCUMENT. EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE IS ENTERING INTO THIS RELEASE VOLUNTARILY AND OF EMPLOYEE’S OWN FREE WILL, WITHOUT ANY COERCION FROM ANY PERSON, INCLUDING THE COMPANY OR ANY OF ITS REPRESENTATIVES. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE FULLY AND COMPLETELY UNDERSTANDS THE TERMS AND CONDITIONS OF THIS RELEASE AND HAS VOLUNTARILY AND KNOWINGLY AGREED TO SUCH TERMS AND CONDITIONS, INCLUDING ALL RELEASES OF CLAIMS EMPLOYEE MAY HAVE AGAINST THE COMPANY OR ANY OF THE RELEASED PARTIES, IN EXCHANGE FOR VALUABLE CONSIDERATION THAT EMPLOYEE IS NOT OTHERWISE ENTITLED TO RECEIVE.

IN WITNESS WHEREOF, the parties have executed this Release on this the 5th day of May, 2014.

EMPLOYEE:

/s/ Kenneth I. Moch
Kenneth I. Moch

CHIMERIX, INC.

By:	/s/ Ernest Mario
Name:	Ernest Mario, Ph.D.
Title:	Chairman of the Board of Directors

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Exhibit A

Employee’s Outstanding Equity Awards

(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)
Grant Date	Type of Award	Total Shares Underlying Oustanding Awards	Exercise Price	Shares Vested as of Separation Date	Shares Accelerated Pursuant to Severance Plan & Participation Agreement	Total Vested Shares as of Resignation Date (columns (5) + (6))	Notes
6/20/2009	Stock option	225,352	$ 1.57	194,555	-	194,555	(1)
8/12/2009	Stock option	46,725	$ 3.16	46,725	-	46,725
8/12/2009	Stock option	94,119	$ 3.16	94,119	-	94,119
4/14/2010	Stock option	117,386	$ 3.16	117,386	-	117,386
4/7/2011	Stock option	211,267	$ 2.35	158,450	52,817	211,267	(2)
6/13/2012	Stock option	117,386	$ 2.38	51,356	36,683	88,039	(3)
1/28/2014	Stock option	190,800	$ 18.75	7,950	59,625	67,575	(3)
Total:		1,003,035		670,541	149,125	819,666

(1) Total shares underlying award excludes 30,979 shares previously sold by the Employee

(2) 1/4 of the shares vest on 7/26/2011; 1/36 of the shares vest monthly thereafter

(3) The shares vest vest in 48 equal monthly installments

*Note that options transferred to Employee's trust are included in the numbers above

All awards are subject to the terms of the option grant notice, award agreement and equity plan under which granted

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